Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 18, 2010
Registration Statement No. 333-150095

*NEW ISSUE* $1.36bn HAROT 2010-1  **PRICED** 100% Pot

JOINT LEADS: RBS (str), DB
Co-Mgrs: BNP,HSBC,JPM,MUFJ

Cl	$Szemm	M/S	WAL	WIN	E.FINAL	L.FINAL	BNCH	SPD	YLD	$Px	CPN
A1	399.99	P-1/A-1+	0.35	1-8	10/21/10	02/22/11	IntL	-2	0.26913	100	0.26913
A2	298.60	Aaa/AAA	0.95	8-15	05/23/11	02/21/12	EDSF	+12	0.627	99.99415	0.620
A3	507.11	Aaa/AAA	1.90	15-33	11/21/12	10/21/13	EDSF	+15	1.260	99.98743	1.250
A4	154.81	Aaa/AAA	3.00	33-37	03/21/13	05/23/16	SWPS	+20	1.997	99.97456	1.980

BILL & DELIVER:  RBS
EXPECTED SETTLEMENT DATE:  February 24, 2010
FIRST PAYMENT DATE:  March 22, 2010
Public/144A:  PUBLIC
TALF-Eligible:  No
ERISA-Eligible:  Yes
BLOOMBERG TICKER:  HAROT 2010-1

________________________________
The issuer has filed a registration statement (including a base prospectus) with the SEC for the  offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com.